Exhibit 99.2

December 7, 2006

 Asia Payments Signs JV Agreement To Form Payment Card Company In Mongolia

December 7, 2006 (Hong Kong) - Asia Payment Systems, Inc. (NASD OTCBB: APYM) ("Asia Payments") today announced that its wholly-owned subsidiary, Interpay International Resources Ltd.,("Interpay"), has signed an agreement with two Mongolian nationals to form a joint-venture payment card company in Mongolia. The JV card company, which will be incorporated as Interpay Card (Mongolia) Co. Ltd. ("Interpay Mongolia"), will receive an initial investment of US$800,000. Asia Payments, through its subsidiary, will own 50% of Interpay Mongolia.

Cardtrend Systems Sdn. Bhd. ("Cardtrend"), the recently acquired wholly-owned subsidiary and Processing Business Unit of Asia Payments, will supply turn-key card management systems, while Interpay International Associates Ltd., another wholly-owned subsidiary, will set up the card operating center for Interpay Mongolia. Interpay International Associates will also provide management and technical services in return for an annual management fee based on annual pre-tax profits.

Interpay Mongolia will be sponsored by a bank affiliated with its Mongolian shareholders, Anod Bank, a fully licensed Mongolian bank, to become a licensee for MasterCard Worldwide and/or Visa International and issue MasterCard and/or Visa cards in Mongolia. Anod Bank will also enter into a cooperation agreement with Interpay Mongolia to provide cardholders with a revolving line of credit. At a later stage, Interpay Mongolia will seek to enter into similar cooperation agreements with other banks in Mongolia to accelerate the development of the payment card market in that country.

Mr. KK Ng, President and CEO of Asia Payments, says: "The growing economy of Mongolia offers an opportune time for Asia Payments to enter this relatively untapped payment card market. We will use our experience and know-how to rapidly penetrate the market and expect to achieve a positive return on our investment in the second year of operation."

Mr. Ng added "We will continue to actively seek local parties in several Asian countries, including China, for similar joint-ventures."

ABOUT ASIA PAYMENT SYSTEMS, INC.

Asia Payment Systems, Inc. ("Asia Payments") is a fully reporting US public company with its principal office in Hong Kong and business activities keenly focused within the payments and loyalty-rewards industries in China and throughout Asia. Asia Payments' recently formed wholly-owned foreign enterprise in Shanghai serves as its business development vehicle in China. Following recent acquisitions, Asia Payments now owns assets and operates in multiple locations across Asia. In line with its long-term growth strategy, Asia Payments now has three distinct yet synergistic business units: Processing Business, Cards Business and Prepaid Business. For more information please visit Asia Payments' corporate website (www.asiapayinc.com).

Contact:
Asia Payment Systems, Inc.
KK Ng, President & CEO
(206) 447-1379
ir@asiapayinc.com